                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 CILCORP INC.
                (Name of Registrant as Specified In Its Charter)

                                 CILCORP INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF CILCORP INC.]

300 HAMILTON BLVD., SUITE 300, PEORIA, IL 61602

                                          CENTRAL ILLINOIS LIGHT COMPANY
                                         CILCORP INVESTMENT MANAGEMENT INC.
                                        CILCORP VENTURES INC.
                                       ENVIRONMENTAL SCIENCE & ENGINEERING, INC.

                                          March 21, 1994

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of CILCORP Inc. which will be held at 300 Liberty Street, Peoria, Illinois, on April 26, 1994 at 10 AM, Central Time. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the meeting. Please complete, sign and date the enclosed Proxy and return it in the envelope provided as soon as possible.

Your continued interest and cooperation are greatly appreciated.

                                                      Sincerely,

                                                      /s/ Robert O. Viets

                                                      Robert O. Viets
                                                      President and Chief
                                                      Executive Officer

                                  CILCORP Inc.
                       300 Hamilton Boulevard, Suite 300
                             Peoria, Illinois 61602

                            Notice of Annual Meeting

                                                                  March 21, 1994

Dear Shareholders:

The Annual Meeting of Shareholders of CILCORP Inc. will be held on Tuesday, April 26, 1994 at 10 AM, Central Time, at 300 Liberty Street, Peoria, Illinois 61602 for the following purposes:

     1. To elect six members of the Board of Directors;

     2. To ratify the appointment by the Board of Directors of Arthur Andersen & Co. as the independent public accountants for the year 1994;

     3. To consider and vote upon a shareholder proposal which is set forth and described in the attached proxy statement, if such proposal is brought before the meeting; and

     4. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 25, 1994 are entitled to vote at the meeting.

By Order of the Board of Directors,

John G. Sahn
Vice President, General Counsel and Secretary

                                    IMPORTANT
It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                Proxy Statement

General

       This statement is furnished in connection with a solicitation of proxies by the Board of Directors of CILCORP Inc. (the "Company" or "CILCORP"), for use at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 1994 at 10 AM, Central Time, at 300 Liberty Street, Peoria, Illinois, and any adjournment thereof. The executive offices of the Company are located at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602. The shares represented by your proxy will be voted as directed therein if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed below, in favor of ratification of the designated independent public accountants (Proposal 2), and against the shareholder proposal (Proposal 3). You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

       Shareholders of record participating in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan will receive one proxy for both shares held of record and shares held under such Plan. Shares in the account of an employee participating in the savings plans of the Company's subsidiaries, Central Illinois Light Company ("CILCO") and Environmental Science & Engineering, Inc. ("ESE"), will be voted in accordance with the employee's instructions; or, if no instructions are given, at the discretion of the Trustees of the plans.

       The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone or telefax. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock. The Company has arranged for D. F. King & Co., Inc., for a fee of approximately $7,500, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, telefax or in person.

       The annual report of the Company for the year ended December 31, 1993 has been sent to all shareholders of record at the close of business on February 25, 1994, which is the record date for the determination of shareholders entitled to vote at the meeting. This proxy statement and accompanying proxy are to be first mailed to shareholders on March 21, 1994.

Voting Securities and Principal Holders

       On February 25, 1994, the record date for the meeting, the outstanding voting stock of the Company consisted of 13,032,036 shares of common stock, no par value (the "common stock"). Each share of common stock entitles the holder thereof to one vote upon each matter coming before the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

       To the Company's knowledge, no single entity or person has beneficial ownership of 5% or more of the Company's outstanding common stock. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

Security Ownership of Management

       The following table sets forth as of January 1, 1994 the beneficial ownership of the Company's common stock by all directors (including nominees for director), the executive officers included in the Summary Compensation Table herein, and all directors and officers as a group. The following table also sets forth as of January 1, 1994 the common stock equivalents held by directors participating in the Company's and CILCO's Deferred Compensation Stock Plans (the "Plans").

                                                              Shares of Common
                                                              Stock and Nature        Common Stock
Name of Beneficial Owner                                 of Beneficial Ownership(1)  Equivalents(2)
- ------------------------                                 --------------------------  --------------
Marcus Alexis                                                         100                   757
John R. Brazil                                                        200                  --
Willard Bunn III                                                      500                  --
David E. Connor                                                     4,604                  --
Homer J. Holland                                                      100                  --
Robert V. O'Keefe                                                   1,200                  --
H. Safford Peacock                                                  1,000                 2,365
R. Wayne Slone                                                      8,230                  --
Katherine E. Smith                                                    121                 1,393
Richard N. Ullman                                                   1,000                 1,600
James M. Unland                                                     1,073                 1,630
Robert O. Viets                                                     5,511                 3,618
Murray M. Yeomans                                                   1,250                 2,483
Ronald L. Rainson                                                     811                  --
William M. Shay                                                     1,643                  --
James F. Vergon                                                     1,074                  --
All directors and officers as a group                              37,060                13,846

- ---------

(1) In each case, with respect to the shares of common stock shown, the named individual or his spouse has sole voting and investment power. No director or officer owns directly or indirectly more than one-tenth of one percent of the Company's common stock. All directors and officers as a group own less than one percent of the Company's common stock.

(2) Compensation deferred under the Plans is converted into units of common stock based upon the market price of such stock on the trading date next following the date payment would have been made to the director. Additional amounts are credited to the director's account equal to common stock dividends paid, and are treated as automatically reinvested in the Company's common stock.

1.   Election of Directors

       The Board of Directors consists of eleven members, divided into three classes, with members of each class serving a three-year term. At the 1994 Annual Meeting, the shareholders will elect two persons as directors with terms continuing until the Annual Meeting of Shareholders in 1995 and four persons as directors with terms continuing until the Annual Meeting of Shareholders in 1997 and, in each case, until their respective successors are elected and qualified. The remaining five directors will continue to serve as set forth below, with two directors having terms expiring April 1995 and three directors having terms expiring April 1996. To be elected a director, a nominee must receive the affirmative vote of a majority of the Company's outstanding shares represented at the meeting and entitled to vote. All of the nominees except Messrs. Willard Bunn III and Homer J. Holland are now directors of the Company. All of the nominees have agreed to serve if elected. The vacancies on the Board result from the retirement of Messrs. Robert V. O'Keefe and James M. Unland in accordance with the Company's By-laws. Their many years of service to the Company and its shareholders are deeply appreciated. The nominees and directors are listed below, together with biographical information.

       The Board of Directors has no reason to believe that the nominees will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

Nominees for Election to the Board of Directors
For One-Year Term Expiring April 1995

Willard Bunn III
Chairman and Chief Executive Officer of Banc One Illinois
Corporation, and Chairman of Bank One, Springfield, Illinois
Not previously a director
Director of CILCO since 1991

     Mr. Bunn was born at Springfield, Illinois in 1943. He joined Bank One, formerly Marine Bank of Springfield, in 1978 as an executive vice president. He was elected president in 1980 and chairman and chief executive officer in 1989. He was named to his present position in 1992. He was formerly associated with Chemical Bank from 1968 to 1978 serving in various capacities including vice president and group head of domestic depository institutions. Mr. Bunn graduated from Princeton University in 1966 with a degree in history. He received his master's degree in business administration from The Darden School at the University of Virginia in 1968. Mr. Bunn is a trustee of Illinois Wesleyan University, Bloomington, Illinois and serves on the boards of various local and state business and civic organizations.

Homer J. Holland
Chairman of River Valley Holdings, Inc., parent of River Valley
Savings Bank, F.S.B., Peoria, Illinois; Chairman of Western Capital Holdings, Inc., parent of River Valley Bank, F.S.B., McAllen, Texas and President of Holland Partners, Inc. Chicago, Illinois (financial and executive management services for financial service institutions)
Not previously a director

     Mr. Holland was born at Madison, Wisconsin in 1941. He is a 1963 graduate of the U.S. Military Academy and served in the U.S. Army from 1963 to 1971.
He received a Masters of Science degree in physics and electrical engineering from Massachusetts Institute of Technology in 1967 and a Doctor of Business Administration degree from George Washington University in
1972. Following military service, he was associated with the First National Bank of Chicago from 1971 to 1979, last serving as senior vice president.
He was president of Exchange National Bank of Chicago from 1979 to 1983.
Mr. Holland founded Holland Partners, Inc. in 1983. He has been associated with the River Valley Savings Bank, F.S.B. since 1985. He is a director of CILCORP Investment Management Inc., United Services Automobile Association, River Valley Holdings, Inc., River Valley Savings Bank, F.S.B., Western Capital Holdings, Inc., River Valley Bank, F.S.B., Lifeline Shelter
Systems, Inc., Wisconsin Industrial Products Inc. and the Institute of European Studies.

Nominees for Election to the Board of Directors
For Three-Year Term Expiring April 1997

Marcus Alexis
Board of Trustees Professor of Economics and Professor of
Management and Strategy Northwestern University,
Evanston, Illinois
Director of CILCORP and CILCO since 1988
Member of Compensation and Finance Committees

     Dr. Alexis was born at New York, New York in 1932. He graduated from Brooklyn College in 1953 with a degree in economics. Dr. Alexis received a Master of Arts degree in economics from Michigan State University in 1954, and a Ph.D degree in economics from the University of Minnesota in 1959. He initially joined Northwestern University in 1970 and served as chairman of the Department of Economics from 1976-1979 and 1982-1985. During the period 1979 to 1981, he was a member, vice chairman and acting chairman of the Interstate Commerce Commission. He joined the University of Illinois at Chicago in 1985 as dean of the College of Business Administration and professor of economics. He returned to Northwestern University in 1990. He is former Chairman of the Federal Reserve Bank of Chicago and serves on the boards of the Teachers Insurance and Annuity Association, the Metropolitan Planning Council in Chicago, and is also a director of the Economics Club of Chicago and the Lincoln Park Zoological Society.

H. Safford Peacock
Investment Management and Farming
Director of CILCORP since 1985 and CILCO since 1978
Member of Audit and Finance Committees

     Mr. Peacock was born at Monmouth, Illinois in 1928. He graduated from the Massachusetts Institute of Technology in 1950. He joined Myers Industries, Inc. (manufacturers of store fixtures and storage shelving) in Lincoln, Illinois in 1953 in an engineering capacity, and was elected vice president of manufacturing and director in 1960. He served as vice president and general manager from 1974 until his retirement in 1977. He is active in investment management, including farming operations and industrial real estate. He is a trustee of Lincoln College and a trustee and past chairman of the board of trustees of Monmouth College.

Richard N. Ullman
President of Federal Companies, Peoria, Illinois (commercial warehousing, local and long distance moving)
Director of CILCORP and CILCO since 1988
Member of Audit and Finance Committees

     Mr. Ullman was born at Peoria, Illinois in 1934. He graduated from DePauw University in 1956 with a liberal arts degree. He joined Federal Warehouse Company in 1957. In 1973 he was named president of that company and of Federal Companies. He is a director of First of America Bank-Illinois, N.A. (of Peoria) and Keystone Consolidated Industries, Inc. and the Peoria
Medical Research Corporation. Mr. Ullman is a member of the Saint Francis Medical Center Advisory Board, a member of the advisory board of Children's Hospital of Illinois at Saint Francis Medical Center, and serves as a trustee of Bradley University. He is active in a number of professional and civic organizations.

Robert O. Viets
President and Chief Executive Officer of this Company
Director of CILCORP since 1988
Member of Executive Committee

    Mr. Viets was born at Girard, Kansas in 1943. He graduated from Washburn University in 1965 with a degree in economics and received his law degree from Washington University School of Law in 1969. He is a certified public accountant and has had experience with a national accounting firm. Mr.
Viets joined CILCO in 1973 as manager of special studies and was appointed manager of rates and regulatory affairs in 1976. He was elected assistant vice president, regulatory and legislative affairs in 1980, vice president, financial services in 1981, vice president (finance group) in 1983, senior vice president of the Company and CILCO in 1986 and to his present position in 1988. Mr. Viets is a director of First of America Bank-Illinois, N.A.
(of Peoria), RLI Corp., Lincoln Office Supply Co., Incorporated, the Peoria Medical Research Corporation and Methodist Health Services Corporation. He serves as chairman of the board of trustees of Bradley University. He is also a director of Environmental Science & Engineering, Inc., CILCORP Investment Management Inc. and CILCORP Ventures Inc.

Members of the Board of Directors Continuing in Office
Term Expiring April 1995

R. Wayne Slone
Chairman, President and Chief Executive Officer of CILCO
Director of CILCORP and CILCO since 1988

     Mr. Slone was born in Fulton County, Illinois in 1935. He joined CILCO in 1958 and held various positions related to sales and operations until he was appointed commercial activities manager in 1974. He was appointed general manager, suburban division in 1976, manager of rates and regulatory affairs in 1981 and group manager in 1982. He was elected vice president (customer service group) in 1983, senior vice president of the Company and CILCO in 1986, president and chief executive officer of CILCO in 1988 and chairman in 1991. Mr. Slone is a director of the Edison Electric Institute, the Heartland Partnership and the Agricultural Research and Development Corporation. Mr. Slone is a former chairman of the board of trustees of Proctor Hospital and Proctor Health Care Inc. He is a trustee of Eureka College. He is a retired Lieutenant Colonel of the Illinois Air National Guard, past president of the Elmwood, Illinois Community Unit School
District and is active in civic organizations.

Katherine E. Smith
Vice President, Consumer Affairs, U. S. Grocery Products Division
The Quaker Oats Company, Chicago, Illinois
Director of CILCORP and CILCO since 1985
Member of Compensation and Nominating Committees

     Ms. Smith was born at Chicago, Illinois in 1940. She is a 1961 graduate of Oregon State University with a degree in home economics. Ms. Smith has been associated with The Quaker Oats Company since 1982 as vice president, consumer affairs, U. S. Grocery Products Division. She was formerly with
The Great Atlantic & Pacific Tea Company, Inc. from 1976 to 1982 as vice president, consumer affairs and marketing services and prior to that, she was associated with The Pillsbury Company. She began her business career with Southern California Gas Company, a division of Pacific Lighting Corporation, where she advanced through various positions related to customer services. Ms. Smith is active in a number of professional and civic associations including Grocery Manufacturers of America, Society of Consumer Affairs Professionals in Business and the American Home Economics Association. In addition, she is a trustee of the Oregon State University Foundation.

Members of the Board of Directors Continuing in Office
Term Expiring April 1996

John R. Brazil
President of Bradley University, Peoria, Illinois
Director of CILCORP and CILCO since 1993
Member of Audit and Nominating Committees

     Dr. Brazil was born at Los Angeles, California in 1946. He received a bachelor's degree in history from Stanford University in 1968 and a master's degree and Ph.D. in American studies from Yale University in 1972 and 1975, respectively. In 1980, he was a Fulbright senior scholar in English and American studies at the University of Sydney, Australia. Prior to joining Bradley University as president in January 1992, he served as chancellor and professor of English at the University of Massachusetts Dartmouth (formerly known as Southeastern Massachusetts University) from 1984 through 1991. Dr. Brazil was previously associated with San Jose' State University in California for eleven years, last serving as professor of humanities and American studies and vice president for academic affairs. He is a director of First of America Bank-Illinois, N.A., Methodist Medical Center (both of Peoria), and chairs the Walter Byers Post-Graduate Scholarship Committee of the National Collegiate Athletic Association.

David E. Connor
President of David E. Connor and Associates, Peoria, Illinois
(financial advisor to businesses and banks)
Director of CILCORP since 1985 and CILCO since 1968
Member of Executive and Finance Committees

     Mr. Connor was born at Omaha, Nebraska in 1925. He graduated from Yale University in 1947. Prior to his retirement in 1985, he had served as president and as a director of Midwest Financial Group, Inc. (a multi-bank holding company) since its inception in 1981, and chairman of its largest subsidiary, Commercial National Bank of Peoria. Mr. Connor had been associated with the bank since 1952, and advanced through various areas of responsibilities to vice president in 1956. He was elected a director in 1959, senior vice president in 1964, president in 1967 and chairman in 1985. Mr. Connor formed David E. Connor and Associates in 1985. Other directorships include CILCORP Investment Management Inc., Keystone Consolidated Industries, Inc., Agricultural Research & Development Corporation, Peoria Development Corporation and First Bankers Trust Shares, Quincy, Illinois. He is a member of the board of trustees of Bradley University and was formerly chairman of that board. He also serves on the boards of various local and state business and civic organizations.

Murray M. Yeomans
Chairman and Chief Executive Officer of Yeomans Distributing
Company, Peoria, Illinois
(wholesale appliances and central heating and cooling equipment)
Director of CILCORP and CILCO since 1987
Member of Audit and Compensation Committees

     Mr. Yeomans was born at Philadelphia, Pennsylvania in 1935. He is a 1958 graduate of Miami University (Ohio) with a degree in business administration. He joined Yeomans Distributing Company in 1960 and was named president in 1972 and to his present position in 1991. He is a director of First of America Bank-Illinois, N.A. (of Peoria), Peoria Area Community Foundation and serves as a trustee of Bradley University. In addition, he is a member of the Saint Francis Medical Center Advisory Board and the board of directors of the Illinois Neurological Institute. Mr. Yeomans is active in civic and charitable activities.

Committees and Meetings of the Board of Directors

       The Board of Directors, has, among others, Audit, Compensation and Nominating Committees.

       The Audit Committee is responsible for reviewing audits made by the Company's independent accountants, including the scope of the auditors' reports thereon and reviewing such other matters, such as the effectiveness of internal controls, as the Committee may deem appropriate. The Audit Committee recommends to the Board of Directors the independent accounting firm which will be engaged to audit the Company's financial statements. The Committee also reviews the activities of the Company's internal auditors. Directors serving as members of the Committee are Messrs. Brazil, Peacock, Ullman and Yeomans. During 1993, the Committee held five meetings.

       The Compensation Committee considers and makes recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Directors serving as members of the Committee are Messrs. Alexis, O'Keefe, Yeomans and Ms. Smith. During 1993, the Committee held seven meetings.

       The Nominating Committee's principal function is to review and recommend to the Board of Directors nominees to serve on the Board. The Committee considers nominees brought to its attention by other members of the Board, by members of management and by shareholders. Shareholders may submit recommendations to the Committee with respect to nominees by writing to the Secretary of the Company. Under the Company's By-laws, written notice of any shareholder nomination of an individual for election as a director at the Annual Meeting must be received by the Secretary of the Company at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602, not later than sixty days prior to the first anniversary of the date of the last Annual Meeting of Shareholders and set forth the name, age, business and residential address, principal occupation, number of shares of stock owned and such other information concerning the nominee as may be required by the federal securities laws in respect of an individual nominated as a director for whom proxies are solicited. (A copy of the Company's By-laws specifying the requirements for shareholder nominations will be furnished to any shareholder without charge upon written request to the Secretary.) Directors serving as members of the Committee are Messrs. Brazil, Unland, and Ms. Smith. During 1993, the Committee held four meetings.

       During 1993, the Board of Directors held a total of ten meetings.

Proposals of Shareholders

       Proposals of shareholders to be presented at the April 25, 1995 annual meeting must be received not later than November 21, 1994 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to the Secretary, CILCORP Inc., 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602.

Executive Compensation

       The following table sets forth the compensation earned for the years 1993, 1992 and 1991 for the Chief Executive Officer and the four highest compensated executive officers of the Company and its subsidiaries whose total annual compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                   Annual             Long-Term
                                                Compensation        Compensation
                                             -----------------     ---------------     All Other
Name and Principal Position                  Year       Salary     LTIP Payouts(1)   Compensation(2)
- ---------------------------                  ----       ------     ---------------   ---------------
Robert O. Viets                                 1993  $   257,850     $     41,962     $       25,305
President and Chief Executive                   1992      243,800           48,121             19,903
Officer of the Company                          1991      227,000           68,601             19,791

R. Wayne Slone                                  1993      205,500           88,635             28,611
Chairman, President and Chief                   1992      195,250           60,976             22,371
Executive Officer of CILCO                      1991      183,350           61,849             22,262

Ronald L. Rainson                               1993      214,000               --             10,043
Chairman, President and Chief                   1992      189,500           24,800              9,651
Executive Officer of ESE                        1991      153,000               --             10,239

William M. Shay                                 1993      150,437           34,864             17,953
Vice President of CILCO(3)                      1992      143,250           30,851             25,821
                                                1991      135,350           42,953             24,092

James F. Vergon                                 1993      134,564           57,114             11,635
Vice President of CILCO(4)                      1992      121,205           40,796              9,310
                                                1991      113,714           38,425              9,091

(1) Amounts paid, if any, pursuant to the EVA-Based Incentive Compensation Plans of the Company, CILCO and ESE.

(2) The amounts shown in this column for 1993 represent (a) employer contributions under the CILCO and ESE Savings Plans: Mr. Viets $4,497, Mr. Slone $4,497, Mr. Rainson $2,015, Mr. Shay $4,062 and Mr. Vergon $4,037; and (b) earnings on deferred compensation: Mr. Viets $20,808, Mr. Slone $24,114, Mr. Rainson $8,028, Mr. Shay $13,891 and Mr. Vergon $7,598.

(3) Effective January 1, 1993. Previously Mr. Shay was a vice president of the Company.

(4) Mr. Vergon served as vice president and chief financial officer of the Company from January 1, 1993 through February 28, 1993.

Compensation Committee Report on Executive Compensation

       Background and Policies. The Compensation Committee of the Board of Directors (the "Committee") is comprised of four non-employee members of the Board. The Committee considers and makes recommendations to the Board with respect to the compensation of the executive officers (the president and vice presidents) of the Company. The Committee's compensation policies with respect to the executive officers are as follows:

      1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

      2. Compensation should be comparable and reasonable in relation to similar positions in other companies of like size, structure and purpose.

      3. Compensation of the executive officers should be directly related to the economic value created for the Company's shareholders.

      4. A compensation program should be designed to attract and retain superior management.

       Executive Officer Compensation Program. The Company's current executive officer compensation program is comprised of two major components: base salary and incentive compensation. Base salary levels for the Company's executive officers are set by the Committee relative to other companies of similar size and purpose. In addition, the Committee also considers the individual officer's experience and performance. Salaries of the executive officers are reviewed each year by the Committee and may be adjusted based on the individual's contribution to the Company's performance and competitive pay levels.

       Incentive compensation is awarded in accordance with the Company's EVA-Based Incentive Compensation Plan ("EVA Plan") and the Shareholder Return Incentive Compensation Plan approved by shareholders on April 27, 1993 ("Shareholder Return Plan"). The purpose of the EVA Plan is to provide an incentive to eligible officers to increase and maintain shareholder value by rewarding the achievement of this objective. EVA is a measure of profitability that is based on the difference between the return earned on the capital invested in an enterprise and the cost of that capital. This difference can be either positive or negative. The resulting award is added to or deducted from balances accumulated from prior years. Each year, one third of the net balance accumulated is paid to the participant. That portion of the incentive compensation which has been deferred is "at risk" so that a negative EVA in a subsequent year may eliminate previously accumulated balances. The award payment is based, in part, on a fixed percent of the improvement in
14

EVA from the prior year plus a fixed percent of the maintenance of EVA over the preceding three years.

       The purposes of the Shareholder Return Plan are to promote long term growth in the value of the Company's common stock, to attract and retain executives of outstanding ability, to encourage teamwork among the executives of the Company and its subsidiaries, and to reward performance based on the successful achievement of pre-established corporate financial goals. Shares may be granted to eligible key employees of the Company or its subsidiaries who, due to the nature and scope of their positions, regularly and directly make or influence policy decisions which impact the overall long-term results or success of the Company. Only the Chief Executive Officers of the Company and its operating subsidiaries, CILCO and ESE, are currently participating in the Plan. Each has been granted a designated number of shares to be distributed based upon achievement of pre-established financial objectives for the first performance period which commenced on January 1, 1993 and ends on December 31, 1997. The financial objectives are based upon the Company's total shareholder return.

       In 1993, the vice president of the Company received a salary increase of 4.2% based upon 1992 performance. The total shareholder return on the Company's common stock (including reinvested dividends) for 1992 was 11.7%.

       President's Compensation. In April 1993, Mr. Viets' base salary was increased from $248,400 to $261,000, a 5% increase based upon his performance during 1992 and designed to achieve a more competitive level of compensation. In evaluating his performance, the Committee recognized his significant contribution toward management of the ongoing operations of the holding company and its subsidiaries. The Committee considered the following factors occurring in 1992;

      1. Despite unusually mild weather conditions in CILCO's service territory, CILCORP earned 9.5% on common equity.

      2. The 11.7% total return on CILCORP stock exceeded the returns of peer companies in the utility and environmental industry. It also exceeded the average earned by stocks in the S&P 500.

      3. CILCORP Investment Management Inc., a CILCORP subsidiary, participated in the reorganization of Tucson Electric Power Company which significantly reduced the Company's risk in a leveraged lease transaction.

       Other factors included:

         . Significant improvement in earnings at ESE

         . Better than average return on the Company's pension funds

         . Financial restructuring of CILCO's long-term debt at significantly lower interest rates

         . Reorganization of executive management to better address strategic objectives

       The payment to Mr. Viets of an award of $41,962 in 1993 pursuant to the Company's EVA-Based Incentive Compensation Plan resulted primarily from a positive award balance which had accumulated for prior years and the average of the Company's performance for the three twelve-month periods ended September 30, 1993, 1992 and 1991.

       Following approval of the Company's Shareholder Return Incentive Compensation Plan at the Annual Meeting of Shareholders on April 27, 1993, the Compensation Committee granted to Mr. Viets 6,000 shares of common stock for the performance period beginning January 1, 1993. Actual distribution of the shares granted to Mr. Viets will occur only in the event that pre-established Company financial objectives based on total shareholder return are achieved during the performance period which expires December 31, 1997.

                                             Compensation Committee
                                                Katherine E. Smith, Chairperson
                                                Marcus Alexis
                                                Robert V. O'Keefe
                                                Murray M. Yeomans

Comparative Stock Performance

       The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock of the Company during the five years ended December 31, 1993 with the cumulative total return on the S&P 500 Index and the S&P Utility Index over the same period. The comparison assumes $100 was invested on December 31, 1988 in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE PRETURN
             AMONG CILCORP, S&P 500 INDEX AND S&P UTILITIES INDEX

  Measurement period                                 S&P 500         S&P Utilities
(Fiscal year Covered)             Cilcorp             Index              Index
- ---------------------         ----------------       -------           ---------
Measurement PT -                    $100               $100               $100
12/31/88

FYE 12/31/89                        $126               $132               $147
FYE 12/31/90                        $124               $128               $143
FYE 12/31/91                        $144               $166               $164
FYE 12/31/92                        $161               $179               $178
FYE 12/31/93                        $162               $197               $203

Certain Plans

       CILCO Benefit Replacement Plan. The CILCO Board of Directors has established a Benefit Replacement Plan (the "Plan"). The Plan provides for payments to Plan participants from CILCO's general funds to restore the retirement benefit under the CILCO Pension Plan when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Section 401(a)(17) of the Code, and (3) participation in certain deferred compensation plans. The Plan generally covers all CILCO Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

       CILCO Pension Plan. Pension benefits are provided through CILCO's non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan"). Directors who are not employees do not participate in this Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement date specified in the Pension Plan is age 65. Retirement prior to age 62 results in an appropriate reduction in pension benefits.

       The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the CILCO Pension Plan and under the CILCO Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                     Years of Service
                -----------------------------------------------------------
 Remuneration   15 years   20 years    25 years     30 years     35 years
 ------------   --------   --------    --------     --------     --------
 $     175,000  $  37,406  $  49,875  $    62,344  $    74,813  $    87,281
       200,000     42,750     57,000       71,250       85,500       99,750
       225,000     48,094     64,125       80,156       96,188      112,219
       250,000     53,438     71,250       89,063      106,875      124,688
       300,000     64,125     85,500      106,875      128,250      149,625
       350,000     74,813     99,750      124,688      149,625      174,563

       The annual and long-term compensation shown for the individuals listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. Mr. Rainson is not a participant in the plans. At January 1, 1994, the credited years of service under the Pension Plan for the officers named in the above table are as follows:
R. O. Viets--20 years, R. W. Slone--35 years, W. M. Shay--11 years, and J. F. Vergon--22 years.

       Compensation Protection Plans. The Boards of Directors of CILCO and ESE have established Compensation Protection Plans providing severance benefits to eligible employees, including Messrs. Shay, Slone and Vergon in the case of CILCO, and Mr. Rainson in the case of ESE, in the event of (i) a termination of employment resulting directly or indirectly from a sale of substantially all or certain assets of CILCO or ESE or (ii) a termination of employment within two years after a change in control occurring involuntarily for a reason other than unacceptable performance or occurring voluntarily with good reason as defined in the plan. A change in control includes the sale of all or part of the business of CILCO or ESE to a person not controlled by CILCORP, a merger or consolidation of CILCORP in which CILCORP does not survive or in which its common stock is converted, the acquisition of 30% of the beneficial ownership of CILCORP by a person together with the failure of continuing directors to constitute a majority of its board of directors, or a sale of all or substantially all of the assets of CILCORP. Upon a covered termination, a participant is entitled to a continuation of base salary and benefit plan coverage for two years (or a shorter period for participants below the position of vice president in the case of CILCO and senior vice president in the case of ESE with less than 30 years of service) after such termination.

       Directors' Compensation. No fees are paid to directors who are employees of the Company or its subsidiaries. Non-employee members of the Board receive a total annual retainer fee of $13,000 for serving on the Company's Board and on the Board of any of the Company's subsidiaries, prorated for less than a year's service. Non-employee directors also receive an attendance fee of $750 for attending meetings of the Board of Directors of the Company or its subsidiaries and an attendance fee of $750 for each meeting attended of committees of those Boards. A single Board or committee attendance fee is payable to each director in the event the Boards of the Company and CILCO or committees of the Boards of the Company and CILCO meet on the same day. Directors are also reimbursed for their travel expenses for each Board or committee meeting attended.

2.   Appointment of Independent Public Accountants
     (The Board Recommends a Vote FOR Ratification.)

       The Board of Directors has appointed Arthur Andersen & Co., independent public accountants, to audit the accounts of the Company for 1994. Although the appointment of independent public accountants is not required to be approved by the shareholders, the Board believes the shareholders should participate in this appointment through ratification. If a majority of the shares represented and voting at the meeting does not ratify the appointment, the Board will reconsider its action.

       A representative of Arthur Andersen & Co. is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

3.   Shareholder Proposal
     (The Board Recommends That CILCORP Shareholders Vote AGAINST Proposal 3.)

       Three shareholders of the Company have advised the Company that they will submit the proposal set forth below at the annual meeting. The names and addresses of the proponents and the number of shares held by the proponents will be furnished by the Secretary of the Company to any person, orally or in writing, as requested, promptly upon the receipt of an oral or written request.

      "The shareholders of CILCORP Inc. request the following amendment to the By-laws and (or) Articles of Incorporation be adopted:

      Beginning at the 1995 CILCORP Inc. Annual Shareholders meeting, each director shall at all times hold, directly in their name, an amount of shares of CILCORP Inc. common or voting class preferred of such quantity not to be less than the average shareholder's holding of the particular class of stock. The number of shares shall be based upon the annual report to shareholders of the preceding year.

      It shall be the duty of the Secretary of CILCORP Inc. to certify this compliance prior to an individual being seated on our Board of Directors.

      Should any director fail to comply with this ownership requirement, such director shall have thirty (30) days from the date of non-compliance to comply. Failure to comply shall result in disqualification and such director's position shall be declared vacant."

      Shareholders' Statement in Support of Proposal

      "In the proponents' opinion, a director with an investment at least equal to that of the average shareholder (holding 782 shares based upon the 1992 annual report) should help to instill strong, undivided and lasting interest in our corporation. This should promote directors to think like the average owner and expose them directly to risks of the business as well as its opportunities. Assets represented in the form of--PHANTOM or other forms of ILLUSIONARY shares, must not be construed as bonafide stock holdings in CILCORP Inc. An investment in CILCORP Inc. is a monetary commitment; however, if the amount is of a superficial nature, the question of dedication becomes one of conjecture. This would ensure that our Directors examine management's initiatives as being in the best interests of the shareholder. The basic question which we ask is "WHY ARE DIRECTORS UN-WILLING TO DIRECTLY PLACE THEIR DOLLAR AT RISK FOR THE DECISIONS THEY MAY AUTHORIZE?"

      This proposal does not eliminate highly qualified individuals from serving on our Board of Directors, but demands a highest level of motivation and commitment to the employees, customers and shareholders."

       Board of Directors' Statement in Opposition to Shareholder Proposal

       The Board believes that the establishment of a mandatory, arbitrary level of stock ownership by CILCORP directors is unwarranted. A director of CILCORP owes, by law, a fiduciary obligation to the shareholders of the Company. He or she is obligated to exercise the utmost duty of care and loyalty to shareholders and to conduct the business and affairs of the Company in such a way as to maximize the benefits of stock ownership. The selection of CILCORP's directors should be based primarily on the business experience, management skill and sound judgment which they contribute to the Board rather than on the number of shares owned and wealth accumulation.

       Any implication from this proposal that CILCORP's current directors are not dedicated to the interests of the Company and its shareholders is false and misleading. All of the Company's current directors hold significant investment interests in the Company, consisting of outright stock ownership and deferred compensation arrangements through which the participants assume the position of unsecured general creditors. At January 1, 1994, directors had a combined investment in the Company exceeding $3.7 million, an average in excess of $339,000 per director. The average investment by directors in the Company's common stock or common stock equivalents exceeds 3,400 shares, an increase of approximately 1,400 shares during the last three years.

       In addition, seven incumbent directors are participating in a deferred compensation plan which provides that the value of amounts deferred fluctuates proportionately with the performance of the Company's common stock. The economic interest is not illusionary. The plan provides directors their only opportunity to participate in the benefits (and risks) of owning CILCORP stock without being subject to regulations of the Securities and Exchange Commission which impose severe stock market trading limitations on "insiders." A participant in the plan cannot, however, dispose of his or her plan investment so long as he or she is a director. Because plan participants cannot liquidate their stock holdings to take advantage of market developments, the Company believes the plan requires a higher level of commitment to CILCORP than outright share ownership.

       To amend the Company's By-laws to include the foregoing proposal, the affirmative vote of 75% of the shares outstanding and entitled to vote thereon at the annual meeting is required.

       To amend the Company's Articles of Incorporation to include the foregoing proposal, the affirmative vote of a majority of the shares outstanding and entitled to vote thereon at the annual meeting is required, as well as approval by the Board.

4.   Other Matters

       The Board has no knowledge of any business to be presented for consideration at the annual meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                                             By Order of the Board of Directors,

                                             John G. Sahn
                                             Vice President, General Counsel and
                                             Secretary

March 21, 1994

                            [LOGO OF CILCORP INC.]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned appoints, D.E. Connor, R.O. Viets, and J.G. Sahn, and each of them, attorneys and proxies with power of substitution to each, with authority to vote, all shares which the undersigned would be entitled to vote if personally present, at the 1994 annual meeting of shareholders of CILCORP Inc., or at any adjournment thereof, upon the items set forth in the notice of meeting and proxy statement relating thereto and, in their discretion, upon any other matter which may properly come before the meeting. The shares represented hereby will be voted as directed on the reverse of this card.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
       HEREIN BY THE UNDERSIGNED. IF NOT OTHERWISE DIRECTED, THIS PROXY
              WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3
                            ---                   -------

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)


PROXY. PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHOULD SIGN. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, CORPORATE OFFICER OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.

DATE:_____________________________, 1994

________________________________________
SIGNATURES

________________________________________


1. ELECTION OF DIRECTORS

[_] FOR all nominees listed            [_] WITHHOLD AUTHORITY
    below (except as marked                to vote for all nominees
    to the contrary below)                 listed below

Nominees:    M. Alexis, W. Bunn III, H.J. Holland, H.S. Peacock, R.N. Ullman,
             and R.O. Viets
Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                                         ---
APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

2. Appointment of
   Arthur Andersen & Co.       FOR  AGAINST  ABSTAIN
   as independent accountants  [_]    [_]      [_]

- --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
                                         -------
FOLLOWING.

3. Shareholder proposal         FOR  AGAINST  ABSTAIN
   (director share ownership)   [_]    [_]      [_]

NO POSTAGE REQUIRED IF RETURNED IN THE ENCLOSED
   ENVELOPE AND MAILED IN THE UNITED STATES.

                             Graphic Appendix List

 Page No.                              Description
 --------                              -----------
    4                           Photo of Willard Bunn, III appears on page 4

    5                           Photo of Homer J. Holland appears on page 5

    6 Photos of Marcus Alexis and H. Safford Peacock appear on page 6

    7 Photos of Richard N. Ullman and Robert O. Viets appear on page 7

    8                           Photo of R. Wayne Slone appears on page 8

    9                           Photo of Katherine E. Smith appears on page 9

   10                           Photo of  John R. Brazil appears on page 10

   11 Photos of David E. Connor and Murray M. Yeomans appear on page 11

   17 5 year comparison graph between Cilcorp, S&P 500 and S&P Utilities appears on page 17